Exhibit 10.3

Execution Version

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (this "Amendment") is entered into as of
May 6, 2016, by and between THE REALTY ASSOCIATES FUND X, L.P., a Delaware limited partnership ("Landlord"), as successor in interest to BCIA New England Holdings LLC ("BCIA"), and AMERESCO, INC., a Delaware corporation ("Tenant").

Recitals

A.Reference is made to that certain lease dated as of November 20, 2000 (the "Original Lease") between BCIA, as landlord, and Tenant, as tenant, with respect to a portion of the building (the “Building”) located at 111 Speen Street, Framingham, Massachusetts, which portion originally consisted of approximately 11,684 rentable square feet (the "Original Premises") on the fourth floor. BCIA and Tenant subsequently entered into (i) a First Amendment to Lease dated as of November 30, 2001, and (ii) a Second Amendment to Lease and Expansion Agreement dated April 8, 2005.

B.RREEF America REIT III-Z1 LLC (“RREEF”) succeeded to the interests of BCIA as the Landlord under the Lease. RREEF and Tenant entered into (i) a Third Amendment to Lease and Expansion Agreement dated April 17, 2007, (ii) a Fourth Amendment to Lease dated January 1, 2010, and (iii) a Fifth Amendment to Lease dated August 31, 2011.

C.111 MPA LLC (“MPA”) succeeded to the interests of RREEF as landlord under the Lease. MPA and Tenant entered into a Sixth Amendment to Lease dated June 18, 2013. The Original Lease, as amended by the aforementioned six amendments, is referred to as the “Lease.” The Original Premises have been altered and enlarged and now contain approximately 23,003 rentable square feet of space on the fourth floor of the Building (the “Current Premises”).

D.Landlord has succeeded to all of MPA's right, title and interest in and to the Property and the Lease.

E.Landlord and Tenant now desire to again increase the size of the Premises as of July 1, 2016, by adding thereto approximately 3,356 rentable square feet, as depicted on Exhibit A-1 attached hereto ("New Premises I"), and to make such other changes as provided herein.

F.Landlord and Tenant also desire to further increase the size of the Premises (subject to the terms set forth herein) by adding thereto approximately 1,097 rentable square feet, also as depicted on Exhibit A-1 attached hereto ("New Premises II"), and to make such other changes as provided herein.

Agreements

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

1.Capitalized Terms. Each capitalized term appearing but not defined herein shall have the meaning, if any, ascribed to such term in the Lease.

2.Recitals; Term. The recitals above set forth are true and complete and are incorporated herein by reference. The Term of the Lease commenced on January 1, 2001 and is currently scheduled to expire on June 30, 2017. The Term of the Lease is hereby extended to expire at 11:59 PM, Boston time, on June 30, 2025, unless sooner terminated as is otherwise provided in the Lease. Except as set forth in this Amendment, Tenant shall have no right or option to extend or renew the Term beyond June 30, 2025.

3.Basic Rent; Additional Rent; Defined Terms. (a) With respect to the Current Premises, Tenant shall continue to pay Annual Rent and all Additional Rent as is currently provided in the Lease through June 30, 2017.

(b)From and after July 1, 2017, and with respect to the Current Premises, Tenant shall pay Basic Rent according to the following schedule:

Period	Annual Basic Rent/RSF	Annual Basic Rent	Monthly Payment
7/1/17 - 6/30/18*	$29.25	$672,837.75*	$56,069.81*
7/1/18 - 6/30/19	$30.00	$690,090.00	$57,507.50
7/1/19 - 6/30/20	$30.75	$707,342.25	$58,945.19
7/1/20 - 6/30/21	$31.50	$724,594.50	$60,382.88
7/1/21 - 6/30/22	$32.25	$741,846.75	$61,820.56
7/1/22 - 6/30/23	$33.00	$759,099.00	$63,258.25
7/1/23 - 6/30/24	$33.75	$776,351.25	$64,695.94
7/1/24 - 6/30/25	$34.50	$793,603.50	$66,133.63

* Notwithstanding the foregoing, so long as no Default of Tenant (nor any event or circumstance which, with the giving of notice, the passage of time or the expiration of all cure rights permitted, would constitute a Default of Tenant), Landlord will waive the requirement that Tenant pay Annual Basic Rent on the Current Premises for the month of July, 2017.

(c)In addition to the above amounts, from and after the First Expansion Commencement Date, and with respect to New Premises I, Tenant shall pay Basic Rent according to the following schedule:

Period	Annual Basic Rent/RSF	Annual Basic Rent	Monthly Payment
First Exp. Comm. Date
- 6/30/17*	$29.25	$98,163.00*	$8,180.25*

7/1/17 - 6/30/18	$29.25	$98,163.00	$8,180.25
7/1/18 - 6/30/19	$30.00	$100,680.00	$8,390.00
7/1/19 - 6/30/20	$30.75	$103,197.00	$8,599.75
7/1/20 - 6/30/21	$31.50	$105,714.00	$8,809.00
7/1/21 - 6/30/22	$32.25	$108,231.00	$9,019.25
7/1/22 - 6/30/23	$33.00	$110,748.00	$9,229.00
7/1/23 - 6/30/24	$33.75	$113,265.00	$9,438.75
7/1/24 - 6/30/25	$34.50	$115,782.00	$9,648.50

* Notwithstanding the foregoing, so long as no Default of Tenant (nor any event or circumstance which, with the giving of notice, the passage of time, or the expiration of all cure rights permitted, would constitute a Default of Tenant), Landlord will waive the requirement that Tenant pay Annual Basic Rent on New Premises I for the first thirty (30) days following the First Expansion Commencement Date.

(d)In addition to the above amounts, from and after the Second Expansion Commencement Date, and with respect to New Premises II, Tenant shall pay Basic Rent according to the following schedule:

Period	Annual Basic Rent/RSF	Annual Basic Rent	Monthly Payment
Second Exp. Comm. Date - 6/30/18*	$29.25	$32,087.25	$2,673.94
7/1/18 - 6/30/19	$30.00	$32,910.00	$2,742.50
7/1/19 - 6/30/20	$30.75	$33,732.75	$2,811.06
7/1/20 - 6/30/21	$31.50	$34,555.50	$2,879.63
7/1/21 - 6/30/22	$32.25	$35,378.25	$2,948.19
7/1/22 - 6/30/23	$33.00	$36,201.00	$3,016.75
7/1/23 - 6/30/24	$33.75	$37,023.75	$3,085.31
7/1/24 - 6/30/25	$34.50	$37,846.50	$3,153.88

* Notwithstanding the foregoing, so long as no Default of Tenant (nor any event or circumstance which, with the giving of notice, the passage of time or the expiration of all cure rights permitted, would constitute a Default of Tenant), Landlord will waive the requirement that Tenant pay Annual Basic Rent on New Premises II for the first thirty (30) days following the Second Expansion Commencement Date.

(e)Effective (i) on the First Expansion Commencement Date, and as to New Premises I, and (ii) on July 1, 2017 as to the Current Premises, the definition of “Base Year for Operating Expenses” shall be calendar year 2016.

(f)Effective on the Second Expansion Commencement Date, and as to New Premises II only, the definition of “Base Year for Operating Expenses” shall be calendar year 2017.

(g)Effective (i) on the First Expansion Commencement Date as to New Premises I, and (ii) on July 1, 2017 as to the Current Premises, and (iii) on the Second Expansion

Commencement Date as to New Premises II, the definition of “Base Year for Taxes” shall be the twelve-month period beginning July 1, 2017 (Fiscal 2017).

(h)(i) Commencing on the First Expansion Commencement Date, the “Tenant’s Proportionate Share” with respect to New Premises I shall be 3.11%, which shall be added to the Tenant’s Proportionate Share for the Current Premises.

(ii) Commencing on the Second Expansion Commencement Date, the “Tenant’s Proportionate Share” with respect to New Premises II shall be 1.02%, which shall be added to the Tenant’s Proportionate Share for the Current Premises and New Premises I.

(i)The use of electricity in the Current Premises is measured by a “check-meter” and the cost of electricity used in the Current Premises is paid by Tenant to Landlord based on such usage. Commencing on the First Access Date, and in addition to the Annual Basic Rent and all other additional rent, with respect to New Premises I, Tenant will pay an electricity charge to Landlord of $5,873.00 ($1.75 per rentable square foot of New Premises I) per annum to cover the cost of “convenience electricity” (excluding HVAC) provided to New Premises I. Such amount may be adjusted by written notice from Landlord from time to time (but not more than once in any twelve-month period) to reflect any changes in the cost of electricity paid by Landlord. Commencing on the Second Access Date, and in addition to the Annual Basic Rent and all other additional rent, with respect to New Premises II, Tenant will pay an electricity charge to Landlord of $1,919.75 ($1.75 per rentable square foot of New Premises II) per annum to cover the cost of such convenience electricity provided to New Premises II. Such amount may be adjusted by written notice from Landlord from time to time (but not more than once in any twelve-month period) to reflect any changes in the cost of electricity paid by Landlord.

(j)Effective only from and after the First Expansion Commencement Date, the Lease definition of “Premises” in the Lease shall be increased to include both the Current Premises and New Premises I, and the definition of “Premises Rentable Area” shall be increased to 26,359 rentable square feet.

(k)Effective only from and after the Second Expansion Commencement Date, the Lease definition of “Premises” in the Lease shall be increased to include the Current Premises, New Premises I and New Premises II, and the definition of “Premises Rentable Area” shall be increased to 27,456 rentable square feet.

4.(a) New Premises I; Delivery; Condition. New Premises I contains approximately 3,356 rentable square feet of space on the third floor of the Building, and is shown on Exhibit A-1 attached hereto and made a part hereof. Effective from and after the First Expansion Commencement Date, New Premises I shall be a part of the Premises demised under the Lease for all purposes. The “First Expansion Commencement Date” will be the first to occur of (i) ninety (90) days following the date on which possession of New Premises I is tendered to Tenant for the performance of Tenant’s Work (the “First Access Date”), and (ii) substantial completion of Tenant’s New Premises I Work, and (iii) the date on which Tenant commences use of New Premises I for the conduct of Tenant’s business. Upon the occurrence of the First Expansion Commencement Date, each party shall enter into a letter agreement substantially in the form of Exhibit B-1 hereto, confirming the First Expansion Commencement Date. The failure of either party to enter into such a letter agreement shall have no effect on the occurrence of the First Expansion Commencement Date as provided herein. All terms and conditions of the Lease will apply to New Premises I from and after the First Access Date, including without limitation all insurance and indemnification obligations, except that Tenant shall not be required to pay Basic Rent or additional rent with respect to New Premises I prior to the First Expansion Commencement Date.

(b)New Premises II; Delivery; Condition. (1) New Premises II contains approximately 1,097 rentable square feet of space on the third floor of the Building, and is shown on Exhibit A-2 attached hereto and made a part hereof. Effective from and after the Second Expansion Commencement Date, New Premises II shall be a part of the Premises demised under the Lease for all purposes. The “Second Expansion Commencement Date II” will be the first to occur of (i) ninety (90) days following the date on which possession of New Premises II is tendered to Tenant for the performance of Tenant’s Work (the “Second Access Date”), and (ii) substantial completion of Tenant’s New Premises II Work, and (iii) the date on which Tenant commences use of New Premises II for the conduct of Tenant’s business. Landlord currently anticipates that Landlord will be able to tender possession of New Premises II to Tenant between July, 2016 and February, 2017, but such estimated date is not binding on Landlord, and Landlord may tender possession of New Premises II before or after such estimated time period, and Landlord shall have no liability for failure to tender possession of New Premises II on any specific date. Upon the occurrence of the Second Expansion Commencement Date, each party shall enter into a letter agreement substantially in the form of Exhibit B-1 hereto confirming the Second Expansion Commencement Date. The failure of either party to enter into such a letter agreement shall have no effect on the occurrence of the Second Expansion Commencement Date as provided herein. All terms and conditions of the Lease will apply to New Premises II from and after the Second Access Date, including without limitation all insurance and indemnification obligations, except that Tenant shall not be required to pay Basic Rent or additional rent with respect to New Premises II prior to the Second Expansion Commencement Date.

(c)Each New Premises is being leased in its then condition AS IS WITHOUT REPRESENTATION OR WARRANTY by Landlord. Tenant acknowledges and agrees that Tenant shall be solely responsible for any work done in the New Premises to make the same suitable for Tenant’s occupancy, including without limitation telephone/data cabling or infrastructure, floor coring, any furniture, any security system and any other changes with respect to the New Premises (it being understood that all such work shall be subject to Landlord’s prior approval and to the terms and conditions of the Lease, including without limitation Section 5.2 thereof). Tenant acknowledges that it has visually inspected the New Premises and currently occupies the Current Premises, and is reasonably familiar with the common areas of the Building and has found all of the same visually satisfactory. Landlord is not required to complete any other work with respect to the New Premises, and Landlord shall not be required to provide to Tenant any allowance or reimbursement for the cost of any work or repairs to be undertaken by Tenant except as provided below.

(d)Landlord acknowledges that Tenant may desire to make certain alterations or improvements in New Premises I and the Current Premises to make the same more suitable for Tenant’s occupancy or continued occupancy, as the case may be (collectively, the “First Tenant Improvements”), which may include, without limitation design and construction of leasehold improvements and wiring and infrastructure for Tenant’s furniture systems. The First Tenant Improvements shall be undertaken by Tenant in accordance with the Lease, including without limitation Section 5.2 thereof, and in accordance with plans and specifications approved in advance by Landlord as provided in said Section 5.2. The First Tenant Improvements shall be deemed substantially complete on that date on which the First Tenant Improvements have been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed without causing undue interference with Tenant’s use of the Premises. To the extent that (i) such work is substantially completed in accordance with such requirements, and (ii) receipted invoices (and other material required under this Lease or reasonably required by Landlord such as, but not limited to, final lien waivers from any contractor or subcontractor performing the Tenant Improvements) showing the actual cost thereof are presented to Landlord, within eighteen (18) months after the date hereof, and (iii) at the time of any advance of funds, there then exists no Default of Tenant under the Lease, nor any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute a Default of Tenant, Landlord shall reimburse Tenant, within thirty (30) days after receipt of such invoices and supporting material, for costs actually incurred by Tenant, as evidenced by such invoices, in connection with the construction of the Tenant Improvements, but in no event shall Landlord be obligated to reimburse Tenant more than the lesser of (x) such actual cost, or (y) Six Hundred Fifty-eight Thousand Nine Hundred Seventy-five Dollars ($658,975.00) (the “Landlord’s First Allowance”). Landlord agrees that Tenant may use up to forty-percent (40%) of the total Landlord’s First Allowance expended by Tenant for furniture, fixtures and equipment to be placed in the Premises; otherwise, no portion of the Landlord’s First Allowance may be applied to costs of purchasing or installing any furniture, equipment or trade fixtures. To the extent that Tenant has not substantially completed the First Tenant Improvements and requested disbursement of the Landlord’s First Allowance within eighteen (18) months after the date hereof, Landlord shall have no further obligation to reimburse Tenant for any such costs incurred by Tenant.

(e)Landlord further acknowledges that Tenant may desire to make certain alterations or improvements in New Premises II (the “Second Tenant Improvements”). The Second Tenant Improvements shall be deemed substantially complete on that date on which the Second Tenant Improvements have been completed except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed without causing undue interference with Tenant’s use of the Premises (including without limitation New Premises II). To the extent that (i) the Second Tenant Improvements are substantially completed in accordance with such requirements, and (ii) receipted invoices (and other material required under this Lease or reasonably required by Landlord such as, but not limited to, final lien waivers from any contractor or subcontractor performing the Second Tenant Improvements) showing the actual cost thereof are presented to Landlord, within eighteen (18) months after the date hereof, and (iii) at the time of any advance of funds, there then exists no Default of Tenant under the Lease, nor any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute a Default of Tenant, Landlord shall reimburse Tenant, within thirty (30) days after receipt of such invoices and supporting material, for costs actually incurred by Tenant, as evidenced by such invoices, in connection with the construction of the Tenant Improvements, but in no event shall Landlord be obligated to reimburse Tenant more than the lesser of (x) such actual cost, or (y) Twenty Seven Thousand Four Hundred Twenty-five Dollars ($27,425.00) (the “Landlord’s Second Allowance”). Landlord agrees that Tenant may use up to forty-percent (40%) of the total Landlord’s Second Allowance expended by Tenant for furniture, fixtures and equipment to be placed in the Premises; otherwise, no portion of the Landlord’s Second Allowance may be applied to costs of purchasing or installing any furniture, equipment or trade fixtures. To the extent that Tenant has not substantially completed the Second Tenant Improvements and requested disbursement of the Landlord’s Second Allowance within eighteen (18) months after the date thereof, Landlord shall have no further obligation to reimburse Tenant for any such costs incurred by Tenant.

(f)(1) If Tenant expends the entire Landlord’s First Allowance on the First Tenant Improvements as provided in paragraph (d) above and Tenant desires to perform additional leasehold improvements in the Premises, Tenant will so notify Landlord, and Landlord will provide an additional allowance (the “Landlord’s First Additional Allowance”) equal to the lesser of (i) the actual cost of such further work, or (ii) Three Hundred Ninety-five Thousand Three Hundred Eighty-five Dollars ($395,385.00), all upon satisfaction of the same requirements and conditions as are described above. No portion of the Landlord’s First Additional Allowance may be applied to costs of purchasing or installing any furniture, equipment or trade fixtures. To the extent that Tenant has not substantially completed the Tenant Improvements and requested disbursement of the Landlord’s First Additional Allowance within eighteen (18) months after the date hereof, Landlord shall have no further obligation to reimburse Tenant for any such costs incurred by Tenant. If Tenant requests that Landlord advance any or all of the Landlord’s First Additional Allowance, then commencing on the first day of the calendar month following the disbursement of the Landlord’s First Additional Allowance, each monthly payment of Basic Rent thereafter payable by Tenant over the then-remainder of the Term will be increased by an amount sufficient to repay the principal amount of Landlord’s First Additional Allowance so advanced, with interest thereon at eight percent (8%) per annum, on a direct reduction basis with equal monthly payments.

(2) If Tenant expends the entire Landlord’s Second Allowance on the Second Tenant Improvements as provided in paragraph (e) above and Tenant desires to perform additional leasehold improvements in the New Premises II, Tenant will so notify Landlord, and Landlord will provide an additional allowance (the “Landlord’s Second Additional Allowance”) equal to the lesser of (i) the actual cost of such further work, or (ii) Sixteen Thousand Four Hundred Fifty-five Dollars ($16,455.00), all upon satisfaction of the same requirements and conditions as are described above. No portion of the Landlord’s Second Additional Allowance may be applied to costs of purchasing or installing any furniture, equipment or trade fixtures. To the extent that Tenant has not substantially completed the Tenant Second Improvements and requested disbursement of the Landlord’s Second Additional Allowance within eighteen (18) months after the date hereof, Landlord shall have no further obligation to reimburse Tenant for any such costs incurred by Tenant. If Tenant requests that Landlord advance any or all of the Landlord’s Second Additional Allowance, then commencing on the first day of the calendar month following the disbursement of the Landlord’s Second Additional Allowance, each monthly payment of Basic Rent thereafter payable by Tenant over the then-remainder of the Term will be increased by an amount sufficient to repay the principal amount of Landlord’s Second Additional Allowance so advanced, with interest thereon at eight percent (8%) per annum, on a direct reduction basis with equal monthly payments.

Landlord has previously paid to Tenant’s architect a contribution of $2,636.00 (“Landlord’s First Plan Allowance”) toward the cost of preparing the Tenant’s plans for the First Tenant Improvements. Further, Landlord will provide a contribution (“Landlord’s Second Plan Allowance”) toward the cost of preparing plans and specifications for Second Tenant’s Improvements, which shall be equal to the lesser of (i) the actual cost of preparing such plans and specifications, or (ii) One Hundred Nine and 70/100 Dollars ($109.70). The Landlord’s Second Plan Allowance will be advanced when such plans and specifications have been approved by Landlord as required under the Lease and Tenant has submitted a receipted invoice from Tenant’s architect or engineer reflecting such costs. No portion of Landlord’s First or Second Allowance, Landlord’s First or Second Additional Allowance or Landlord’s First or Second Plan Allowance will be applied to or used for payment of Basic Rent or other costs of Tenant not specifically provided for above.

5.Rights to Lease Other Space. (a) Subject to the terms hereof, if (i) during the Term of this Lease there exists no Default of Tenant under the Lease (or any event or circumstance which, with the giving of notice or the passage of time, and the expiration of all cure rights permitted, would constitute a Default of Tenant), and (ii) Tenant shall not have assigned the Lease or sublet all or any portion of the Premises, and then actually occupies the entire Premises, and (iii) the Lease is still in full force and effect and at least three (3) years remain on the Term of the Lease (any and all of which conditions are for the benefit of, and may be waived by, Landlord), and (iv) Landlord desires to lease all or a portion of the space on the third floor of the Building (the “First Offer Space”), then Landlord shall so notify Tenant (the “ROFO Notice”, and deliver with such ROFO Notice a description of that portion (if less than all) of the First Offer Space that Landlord proposes to lease (the “Offered Space”) and all of the material terms and conditions on which Landlord is willing to so lease the Offered Space to Tenant (including without limitation the rent, any allowances and the rentable square footage of the Offered Space). Landlord shall not be required to give any such ROFO Notice, and Tenant shall have no rights hereunder, with respect to any space for which Tenant was given a ROFR Notice under paragraph (b) below. Tenant shall have a one-time right, which Tenant may exercise by giving Landlord notice within seven (7) days after Landlord's ROFO Notice, to irrevocably elect to lease the Offered Space on the terms and conditions set forth in Landlord’s ROFO Notice. If Tenant shall so elect to lease the Offered Space (and provided that the conditions in clauses (i) through (iii) above continue to exist at the time of execution of such lease or amendment), Landlord shall furnish a commercially reasonable draft lease or lease amendment incorporating such terms and conditions set forth in Landlord’s ROFO Notice, and Tenant shall, within ten (10) days after receipt of such lease or amendment, execute and deliver the same to Landlord. Once Tenant has elected to lease any Offered Space, Tenant's failure to execute and deliver such a lease or amendment shall have no effect on Tenant's obligation to lease the Offered Space, unless Landlord shall elect to nullify Tenant's election as a result of such failure. If Tenant shall fail to elect to lease any Offered Space within such 7-day period as provided herein (time being of the essence), Tenant shall have no further rights with respect to the First Offer Space (or any portion thereof) described in the specific ROFO Notice, and Landlord shall thereafter be free to lease any or all of the First Offer Space to such party or parties, on such terms as Landlord may from time to time determine. For the purposes hereof, the term “lease,” as used in the first sentence of this section shall not include any lease to a then existing tenant of the First Offer Space (or any sublessee or assignee then in possession), including without limitation any extension or replacement of an existing lease or sublease, nor shall the same include any lease to another tenant in the Building having an option to expand, a first right to lease or a right of first refusal affecting or covering the First Offer Space (or the portion thereof in question).

(b)Subject to the terms hereof, if (i) during the Term of the Lease there exists no Default of Tenant hereunder (or any event or circumstance which, with the giving of notice or the passage of time, and the expiration of all cure rights permitted, would constitute a Default of Tenant), and (ii) Tenant shall not have assigned the Lease or sublet all or any portion of the Premises, and then actually occupies the entire Premises, and (iii) the Lease is still in full force and effect and at least three (3) years remain in the Term (any and all of which conditions are for the benefit of, and may be waived by, Landlord), and (iv) Landlord shall receive a bona fide offer (the “Lease Offer”) from a third party (other than a party described in the last sentence of paragraph (a) above) to lease all or a portion of the space on the third floor of the Building (the “ROFR Space”), which Lease Offer Landlord then desires to accept, Landlord shall give Tenant notice (a “ROFR Notice”) of such Lease Offer. Tenant shall have a right of first refusal with respect to the ROFR Space specified therein on the same terms and conditions as are set forth in the Lease Offer. Landlord shall not be required to give Tenant a ROFR Notice, and Tenant shall have no rights hereunder, with respect to any space that was offered to Tenant under paragraph (a) above within the preceding twelve-month period. Tenant shall notify Landlord ("Tenant's ROFR Acceptance Notice") within the ten (10) days after the ROFR Notice if Tenant elects to lease the ROFR Space on the terms set forth in the ROFR Notice. If Tenant shall so elect to lease the ROFR Space (and provided that the conditions in clauses (i) through (iii) above continue to exist at the time of execution of such lease or amendment), Landlord shall furnish a commercially reasonable draft lease or lease amendment incorporating such terms and conditions set forth in the ROFR Notice, and Tenant shall, within ten (10) days after receipt of such lease or amendment, execute and deliver the same to Landlord. Once Tenant has elected to lease any ROFR Space, Tenant's failure to execute and deliver such a lease or amendment shall have no effect on Tenant's obligation to lease the ROFR Space, unless Landlord shall elect to nullify Tenant's election as a result of such failure. If Tenant does not timely elect to lease the ROFR Space as set forth above, then Tenant shall have no further rights with respect to the ROFR Space referenced in the specific ROFR Notice and Landlord shall have the right to enter into a lease substantially consistent with the Lease Offer.

(c)Tenant shall have no right or option to lease additional space in the Building except as expressly set forth above in this Section 5. In addition, the “Right of First Offer to Purchase” set forth in Section 13 of the Fourth Amendment to Lease is agreed to be void and without any further force or effect.

6.Option to Extend. (a) Subject to the terms hereof, if (i) during the Term of the Lease there exists no Default of Tenant hereunder (or any event or circumstance which, with the giving of notice or the passage of time, and the expiration of all cure rights permitted, would constitute a Default of Tenant), and (ii) Tenant shall not have assigned the Lease or sublet all or any portion of the Premises, and then actually occupies the entire Premises, and (iii) the Lease is still in full force and effect (any and all of which conditions are for the benefit of, and may be waived by, Landlord), Tenant shall have the right to extend the Term of this Lease for one extended term (the "Extended Term") of five (5) years. The Extended Term shall commence on July 1, 2025, and shall end at 11:59 p.m., Boston time, on June 30, 2030. Tenant shall exercise such option to extend by giving written notice to Landlord not later than June 30, 2024. The giving of such notice by Tenant shall automatically and irrevocably extend the Term of the Lease for the Extended Term, and no instrument of renewal need be executed. In the event that Tenant fails to give such notice to Landlord, the Lease shall automatically terminate on June 30, 2025, and Tenant shall have no further option to extend the Term of this Lease, it being agreed that time shall be of the essence in the giving of such notice. The Extended Term shall be on all the terms and conditions of this Lease, except that the Annual Basic Rent for the Extended Term shall be determined pursuant to paragraph (b) hereof.

(b)The Annual Basic Rent for the first year of the Extended Term shall be the Fair Market Rental Value of the Premises (exclusive of the cost of supplying Tenant electricity), to be established as of the commencement of the Extended Term (the "Determination Date"). The term "Fair Market Rental Value" shall mean the annual fixed rent that a willing tenant would pay and a willing landlord would accept, each acting in its own best interest and without duress, in an arms-length lease of the Premises as of the Determination Date. For purposes of determining the Fair Market Rental Value, during the Extended Term, the Tenant’s Share of Operating Expenses and Taxes shall be computed using updated base years, consistent with then-prevailing market practices. If Landlord and Tenant shall fail to agree upon the Fair Market Rental Value within six (6) months before the Determination Date, then Landlord and Tenant each shall give notice (the "Determination Notice") to the other setting forth their respective determinations of the Fair Market Rental Value, and, subject to the provisions of paragraph (c) below, either party may apply to the then president of the Real Estate Finance Association of the Greater Boston Real Estate Board, or any successor thereto, for the designation of an arbitrator satisfactory to both parties to render a final determination of the Fair Market Rental Value. That there shall be only one arbitrator, who shall have had at least ten (10) years’ experience as a real estate broker or appraiser in the Natick/Speen Street/Route 30 office rental market. The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within thirty (30) days after having been appointed, choose one of the determinations set forth in either Landlord’s or Tenant’s Determination Notice, and that choice by the arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this paragraph (b), and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this paragraph (b) shall be final and binding in fixing the Fair Market Rental Value. The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease.

(c)In the event that the lower of the two determination of the Fair Market Rental Value is greater than ninety-five percent (95%) of the higher determination, then the Fair Market Rental Value shall not be determined by arbitration, but shall instead be set by taking the average of the determinations set forth in Landlord’s and Tenant’s Determination Notices. Only if the lower determination is ninety-five percent (95%) or less of the higher determination shall the actual determination of Fair Market Rental Value be made by an arbitrator as set forth in paragraph (b) above.

(d)If for any reason the Fair Market Rental Value shall not have been determined prior to the Determination Date, then, until the Fair Market Rental Value and, accordingly, the Annual Basic Rent, shall have been finally determined, Tenant shall pay Annual Basic Rent at the rate quoted by Landlord in Landlord’s Determination Notice. Upon final determination of the Fair Market Rental Value, an appropriate adjustment to the Annual Basic Rent theretofore paid by Tenant from and after the Determination Date shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall promptly credit or pay, respectively, to the other any overpayment of deficiency, as the case may be, in the payment of Annual Basic Rent from the Determination Date to the date of such final determination. In no event, however, will the Annual Basic Rent for any year of the Extended Term be less than the Annual Basic Rent in effect on June 30, 2025. Following the determination of the Annual Basic Rent, if either party so desires, Landlord will prepare a reasonable confirmatory agreement to reflect the terms and conditions for the Extended Term, but the lack of any such confirmatory agreement will have no effect on the Tenant’s timely exercise of its rights hereunder or on the terms and conditions provided herein.

7.Building Services. For so long as Tenant actually occupies the Premises hereunder, Landlord will continue to operate the Building in a manner (and at a level of service) reasonably consistent with other comparable suburban “Class A” office buildings in the Metrowest office rental market, including but not limited to food service, maintenance and cleaning services.

8.Parking. As provided in the Lease, three (3) of Tenant’s Share of Parking Spaces are located in the parking garage on the Property, and (notwithstanding any provision of the Lease to the contrary) have been designated for Tenant’s use. As of the date hereof, Tenant’s garage spaces are Nos. 3, 4 and 5. Effective from and after the Second Expansion Commencement Date II, Tenant shall be provided (subject to the Rules and Regulations) the right to use one (1) additional designated Parking Space (which is expected to be space No. 6) inside the parking garage on the Property. Landlord shall be under no obligation to monitor or enforce the use of the designated spaces, and Landlord shall have the right to re-assign or relocate any or all of Tenant’s designated spaces within the garage from time to time.

9.Notices. For purposes of Section 15.11 of the Lease, Landlord’s Address is hereby changed to: c/o TA Associates Realty, 28 State Street, Boston, MA 02109, Attention:

Framingham Asset Manager. Copies of any notices given to Landlord under the Lease shall simultaneously be given to Langer & McLaughlin, LLP, 535 Boylston Street, Boston MA 02116, Attn: TA Leasing.

10.Brokers. Landlord and Tenant each hereby represents and warrants that it has not dealt with any real estate broker or agent in connection with the procurement of this Amendment other than Transwestern RBJ, whose commissions, if any, shall be paid by Landlord pursuant to separate agreement. Each party covenants and agrees to pay, hold harmless and indemnify the other from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commission or charges to any broker or agent (other than the foregoing named broker) resulting from the falsity of such representation and warranty.

11.Utility Information. If electricity or other services to the Premises are separately metered, and Tenant pays directly to the providing utility company(ies), Landlord shall have the right to require Tenant to provide Landlord with copies of bills from electricity, natural gas or similar energy providers (collectively, “Energy Providers”) that Tenant receives from Energy Providers relating to Tenant’s energy use at the Premises (“Energy Bills”) within ten (10) days after Landlord’s written request. In addition, Tenant hereby authorizes Landlord to obtain copies of the Energy Bills directly from the Energy Provider(s), and Tenant hereby authorizes each Energy Provider to provide Energy Bills and related usage information directly to Landlord without Tenant’s consent. From time to time within ten (10) days after Landlord’s request, Tenant shall execute and deliver to Landlord an agreement provided by Landlord authorizing the Energy Provider(s) to provide to Landlord Energy Bills and other information relating to Tenant’s energy usage at the Premises. Landlord acknowledges that the information provided by the Energy Providers shall be used by Landlord in connection with Landlord’s on- going energy and environmental conservation initiatives.

12.Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their perspective successors and assigns, subject to the provisions of the Lease regarding assignment or other transfers of Tenant’s rights under the Lease.

13.Authority. Tenant represents and warrants that each person executing this Amendment on behalf of Tenant has the authority to do so and that such execution has fully obligated and bound Tenant to all terms and provisions of this Amendment.

14.No Further Amendment; No Presumption. It is understood and agreed that all other conditions and terms contained in the Lease not herein specifically amended shall remain unmodified and in full force and effect, and the Lease, as modified by this Amendment, is hereby ratified and confirmed. Landlord and Tenant agree and acknowledge that this Amendment has been freely negotiated by both parties and that, in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Amendment or any of its terms or conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Amendment or any portion hereof.

15.Representations. As a material inducement to Landlord entering into this Amendment, Tenant represents and certifies to Landlord that as of the date hereof: (i) the Lease, as modified hereby, contains the entire agreement between the parties hereto relating to the Premises and that there are no other agreements between the parties relating to the Premises, the Lease or the Building which are not contained or referred to herein or in the Lease, (ii) Landlord is not in default in any respect in any of the terms, covenants and conditions of the Lease; (iii) Tenant has no existing setoffs, counterclaims or defenses against Landlord under the Lease; (iv) Tenant has not assigned or pledged its leasehold interest under the Lease, or sublet or licensed or granted any other occupancy rights with respect to any or all of the Premises; (v) no consent or approval of any third party or parties is required in order for Tenant to enter into and be bound by this Amendment; and (vi) Tenant is not, and the performance by Tenant of its obligations hereunder shall not render Tenant, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

16.Governing Law. The Lease, this Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of The Commonwealth of Massachusetts.

17.Counterparts. This Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties acknowledge and agree that this Amendment may be executed via facsimile or .pdf format (including computer-scanned or other electronic reproduction of the actual signatures) and that delivery of a facsimile or other signature by electronic or physical means shall be effective to the same extent as delivery of an original signature. Notwithstanding the foregoing, originally signed documents shall be provided upon either party’s request.

[Signature Page Follows]

Executed in one or more counterparts by persons or officers hereunto duly authorized on the date and year first above written.

LANDLORD:

LANDLORD:	TENANT:

THE REALTY ASSOCIATES FUND X, L.P.,	AMERESCO, INC.
a Delaware limited partnership

By: Realty Associates Fund X, LLC,
a Delaware limited liability company,
its general partner

By: TA Realty LLC,
a Massachusetts limited liability company,	By:_/s/ John Granara
Name: John Granara
By: /s/ Alexander Dyer	Title: Chief Financial Officer
Name: Alexander Dyer
Title: Vice President - Regional Director

EXHIBIT A-1
New Premises I and II

111 Speen Street
Framingham, Massachusetts

EXHIBIT PLAN

3rd Floor Plan

NEW PREMISES I
3,356 SF
NEW PREMISES II
1,097 SF

EXHIBIT B-1
[To be revised for each New Premises]
Form of Expansion Commencement Letter

__________________, 20__

[Name of Contact]

RE:    [Name of Tenant]
[Premises Rentable Area and Floor]

Dear [Name of Contact]:

Reference is made to that certain Lease, dated as of _________________________, as amended by that certain ____________________________ dated _____________________, 2016, between THE

REALTY ASSOCIATES FUND X L.P., as Landlord and AMERESCO, INC., as Tenant, with respect to approximately 26,359 square feet of space on the third and fourth floors of the building at 111 Speen Street, Framingham, Massachusetts.

In accordance with Section 4 of the Seventh Amendment to Lease, this is to confirm that the Expansion Commencement Date occurred on _______________, 20 __.

If the foregoing is in accordance with your understanding, would you kindly execute this letter in the space provided below, and return the same to us for execution by Landlord, whereupon it will become a binding agreement between us.

Very truly yours,

By:___________________________________
Name:
Title:

Accepted and Agreed:
[Name of Tenant]

By: ____________
Name:__________
Title:________
Date:_________